EXHIBIT 10.1

UNITEDHEALTH GROUP
EXECUTIVE SAVINGS PLAN
(2019 Statement)

EXHIBIT 10.1
UNITEDHEALTH GROUP
EXECUTIVE SAVINGS PLAN
(2019 Statement)

SECTION 1
INTRODUCTION AND DEFINITIONS

1.1. Statement of Plan. Effective January 1, 2004, UNITEDHEALTH GROUP INCORPORATED, a Delaware corporation (hereinafter sometimes referred to as “UnitedHealth Group”), as plan sponsor, and certain affiliated corporations (hereinafter together with UnitedHealth Group sometimes collectively referred to as the “Employers”), adopted the UnitedHealth Group Executive Savings Plan (2004 Statement) in order to combine into one plan document the two nonqualified, unfunded, deferred compensation programs maintained by the Employers to defer the receipt of compensation which would otherwise be paid to those employees. The purpose of this UnitedHealth Group Executive Savings Plan (2019 Statement) is to update and restate the 2004 Statement by incorporating all of the amendments that have previously been adopted to the 2004 Statement, and to make certain other changes, effective as of January 1, 2019.
1.2. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
1.2.1. Account - the separate bookkeeping account established for each Participant which represents the separate unfunded and unsecured general obligation of the Employers established with respect to each person who is a Participant in this Plan in accordance with Section 2 and to which are credited the dollar amounts specified in Sections 3, 4 and 5 and from which are subtracted payments made pursuant to Section 9. To the extent necessary to accommodate and effect the distribution elections made by Participants pursuant to Section 9.3 or Section 9.8.1, separate bookkeeping sub-accounts shall be established with respect to each of the several annual forms of distribution elections and pre-selected in-service distribution elections made by Participants.
1.2.2. Administrative Committee - the UnitedHealth Group Employee Benefits Plans Administrative Committee.
1.2.3. Affiliate - a business entity which is not an Employer but which is part of a “controlled group” with the Employer or under “common control” with an Employer, as those terms are defined in section 414(b) and (c) of the Code (applying an eighty percent (80%) common ownership standard except for purposes of determining whether a Participant has incurred a Separation from Service requiring a distribution of the portion of a Participant’s Account attributable to deferred Base Salary that would otherwise have been paid in 2014 or later, and deferred Incentive Awards and Performance Awards that would otherwise have been paid in 2015 or later, for which purpose a fifty percent (50%) common ownership standard shall be applied in accordance with Treasury Regulation §1.409A-1(h)(3)). A business entity which is a predecessor to an Employer shall be treated as an Affiliate if the Employer maintains a plan of such predecessor business entity or if, and to the extent that, such treatment is otherwise required by regulations under section 414(a) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code. In addition to said required treatment, the Executive Vice President, Human Capital may, in his or her discretion, designate as an Affiliate any business entity which is not such a “controlled group,” “common control” or “predecessor” business entity but which is otherwise affiliated with an Employer, subject to such limitations as the Executive Vice President, Human Capital may impose.

1.2.4. Annual Valuation Date - each December 31.
1.2.5. Base Salary - a Participant’s base or regular compensation, including vacation, sick leave, or other forms of paid time off, and any non-stock periodic incentive pay, but excluding all forms of non-cash compensation, all Incentive Awards, and amounts paid in addition to base compensation, including by way of illustration but not limited to medical director fees, hospital pay and stipends, overtime, premium shift pay, bonuses, referral awards, and severance or separation pay. The Administrative Committee may include certain classes of compensation in, or exclude classes of compensation from, Base Salary, by action communicated to Participants.
1.2.6. Beneficiary - a beneficiary designated by a Participant (or automatically by operation of the Plan Statement) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A beneficiary so designated shall not be considered a Beneficiary until the death of the Participant.
1.2.7. Board of Directors or Board - the Board of Directors of UnitedHealth Group or its successor. “Board of Directors” shall also mean and refer to any properly authorized committee of the Board of Directors.
1.2.8. CEO - the Chief Executive Officer of UnitedHealth Group or his or her delegee for Plan purposes.
1.2.9. Code - the Internal Revenue Code of 1986, as amended.
1.2.10. Disability - a medically determinable physical or mental impairment which: (i) renders the individual incapable of performing any substantial gainful activity, (ii) can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and (iii) is evidenced by a certification to this effect by a doctor of medicine approved by the Executive Vice President, Human Capital. In lieu of such a certification, the Executive Vice President, Human Capital may accept, as proof of Disability, the official written determination that the individual will be eligible for disability benefits under the federal Social Security Act as now enacted or hereinafter amended (when any waiting period expires). Alternatively, a Participant will be considered disabled if the Participant is, by reason of any medically determinable physical or mental impairment which is expected to result in death or can be expected to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of at least 3 months under the Employer’s disability plan. The Executive Vice President, Human Capital shall determine the date on which the Disability shall have occurred if such determination is necessary.
1.2.11. Effective Date - January 1, 2019. Except as otherwise provided herein, the benefits payable to any Participant who incurred a Separation from Service prior to January 1, 2019, shall be determined by the substantive terms of the Plan Statement as then in effect.
1.2.12. Eligible Grade Level -

(a)
In General. For regular full-time or part-time employees: the Executive Leadership Team; the Senior Leadership Team; Salary Grades 31, 32, 91, and 92 (but only if base salary is equal to or exceeds any specific compensation criteria established by the Executive Vice President, Human Capital); Medical Director Grades M2, M3 and M4 (but only if base salary is equal to or exceeds any specific compensation criteria established by the Executive Vice President, Human Capital);

and Sales Band SSL (but only if base salary is equal to or exceeds any specific compensation criteria established by the Executive Vice President, Human Capital).

(b)
Authority to Make Changes. Notwithstanding the foregoing, the Executive Vice President, Human Capital may from time to time in his or her discretion modify the applicable eligible grade levels, the compensation criteria and the full-time and part-time criteria.

1.2.13. Employers - UnitedHealth Group; each business entity listed as an Employer in the Schedule I to this Plan Statement; any other business entity that employs persons who are selected for participation under Section 2.3 of in this Plan; and any successor thereof.
1.2.14. ERISA - the Employee Retirement Income Security Act of 1974, as amended.
1.2.15. Executive Vice President, Human Capital - the Executive Vice President, Human Capital of UnitedHealth Group, and his or her successors.
1.2.16. Incentive Award - any annual incentive awards that are payable under the Rewarding Results Plan or Executive Incentive Plan, or any other annual incentive plan designated by the Executive Vice President, Human Capital.
1.2.17. Participant - an employee of an Employer who is selected for participation in this Plan in accordance with the provisions of Section 2 and who either has been automatically enrolled under Section 3 or has elected to defer compensation under Section 4. An employee who has become a Participant shall continue to be a Participant in this Plan until the date of the Participant’s death or, if earlier, the date when the Participant has received a distribution of the Participant’s entire Account.
1.2.18. Performance Award - any incentive awards that are payable under the Executive Incentive Plan for performance over a performance cycle of more than one year or under any other long-term incentive plan designated by the Executive Vice President, Human Capital.
1.2.19. Plan - the two nonqualified, unfunded, deferred compensation programs maintained by the Employers for the benefit of Participants eligible to participate therein, as set forth in this Plan Statement: (1) the 401(k) Restoration Option Plan (which is attributable to credits to Accounts described in Section 3 for Plan Years ending on or before December 31, 2008), and (2) the Incentive Deferral and Salary Deferral Option Plan (which is attributable to credits to Accounts described in Section 4). (As used herein, “Plan” does not refer to the document pursuant to which the Plan is maintained. That document is referred to herein as the “Plan Statement”.) The Plan shall be referred to as the “UnitedHealth Group Executive Savings Plan.” The Plan consists of two distinct and mutually exclusive parts applicable to different benefits depending on when the benefit was earned under this Plan. These two (2) parts are:

(a)
2004 Executive Savings Plan or Post 2003 Executive Savings Plan. The part of the Plan that consists of all amounts deferred on or after January 1, 2004, including any deferrals of Incentive Awards earned in 2003 but payable in 2004.

(b)	Legacy Executive Savings Plan. The part of the Plan that consists of all amounts deferred prior to January 1, 2004.
1.2.20. Plan Statement - for purposes of the 2004 Executive Savings Plan (as described in Section 1.2.19(a)), “Plan Statement” means this document entitled “UnitedHealth Group Executive Savings Plan (2019 Statement)” as adopted by the Executive Vice President, Human Capital and generally effective as of January 1, 2019, as the same may be amended from time to time thereafter. For purposes of the Legacy Executive Savings Plan (as described in Section 1.2.19(b)), “Plan Statement” means the document entitled “UnitedHealth Group Executive Savings Plan (1998 Statement)” as adopted by the Executive Vice President, Human Capital and generally effective as of January 1, 1998, as the same may be amended from time to time thereafter. The plan document for the UnitedHealth Group Executive Savings Plan consists of the Plan Statement for the 2004 Executive Savings Plan and the plan statement for the Legacy Executive Savings Plan.
1.2.21. Plan Year - the twelve (12) consecutive month period ending on any Annual Valuation Date.
1.2.22. Section 16 Officer - an officer of an Employer who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.
1.2.23. Separation from Service - a severance of an employee’s employment relationship with the Employers and all Affiliates for any reason as defined in section 409A of the Code and Regulation § 1.409A-1(h). The Employers shall determine whether an employee has incurred a Separation from Service in accordance with section 409A of the Code and Regulation § 1.409A-1(h).
1.2.24. Specified Employee - an employee who, as of the date of the employee’s Separation from Service, is a key employee of an Employer or an Affiliate within the meaning of section 409A of the Code and determined pursuant to procedures adopted by UnitedHealth Group.
1.2.25. UnitedHealth Group - UNITEDHEALTH GROUP INCORPORATED, a Delaware corporation, or any successor thereto.
1.2.26. Valuation Date - any day that the U.S. securities markets are open and conducting business.
1.3. Special Eligibility Rules.
1.3.1. Special Eligibility Rule for Certain Employees in the SBL Band. Effective January 1, 2003, UnitedHealth Group modified the Eligible Grade Levels. Any employee who (i) was deferring under the Legacy Executive Savings Plan in 2002, (ii) was transferred from Salary Grade 31 or 32 to the new SBL Sales Band in 2002 or 2003, and (iii) whose Base Salary equals or exceeds the compensation criteria level in effect for 2002, shall be considered to be eligible to continue to participate in the Legacy Executive Savings Plan for 2003 and in this Plan for 2004 and all subsequent Plan Years, provided (a) such employee remains in the SBL Sales Band or transfers to the SSL Sales Band, (b) such employee’s Base Salary for 2003 and all later years equals or exceeds the compensation criteria level in effect for 2002, and (c) such employee continuously elects to defer under the Legacy Executive Savings Plan for 2003 and this Plan for 2004 and later years. Any employee described in this Section 1.3.1 who declines to participate in the Legacy Executive Savings Plan for 2003 or this Plan for 2004 or any later year shall not be eligible to participate in this Plan for any subsequent Plan Year unless such employee enters an Eligible Grade Level and is selected for participation for a subsequent Plan Year by the Executive Vice President, Human Capital.
1.3.2. Special Eligibility Rule for 2007. Effective for the Plan Year beginning January 1, 2007, UnitedHealth Group increased the compensation criteria for the Eligible Grade Levels (described in Section 1.2.13). Any employee (i) who was deferring under this Plan, the American Medical Security Nonqualified Executive Retirement Plan, the PacifiCare Health Systems, Inc. Statutory Restoration Plan or the PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan in 2006, (ii) who remains in an eligible grade level, and (iii) whose Base Salary equals or exceeds the compensation criteria level in effect for 2006, shall be considered to be eligible to continue to participate in the Plan for 2007 and all subsequent Plan Years, provided (a) such employee remains in an eligible grade level, (b) such employee’s Base Salary for 2007 and all later years equals or exceeds the compensation criteria in effect for 2006, and (c) such employee continues to elect to defer under the Plan for 2007 and later years. Any employee described in this Section 1.3.2 who declines to participate in the Plan for 2007 or any later year shall not be eligible to participate in the Plan for any subsequent Plan Year unless such employee is in an Eligible Grade Level and is selected for participation for a subsequent Plan Year by the Executive Vice President, Human Capital.
1.4. Special Transitional Rules under Section 409A of the Code. Under the special transitional rules under section 409A of the Code and related treasury regulations and guidance, UnitedHealth Group shall permit any Participant:

(i)	who was first eligible to participate in the Plan as of January 1, 2005, or who first became eligible to participate in the Plan during the 2005 Plan Year,

(ii)	who elected to defer under the Plan in 2005, and

(iii)	who continued to be employed by the Employer and all Affiliates on September 12, 2006
to elect a different form of distribution for that portion of the Participant’s Account attributable to deferrals and matching credit (if any) for the 2006 Plan Year, including deferrals of incentive awards earned in 2006 and paid in 2007. To be effective, the new distribution election must be received by the Executive Vice President, Human Capital or his or her designee prior to December 31, 2006 (or such earlier deadline designated by the Executive Vice President, Human Capital). It is intended that any election made pursuant to this Section 1.4 shall not be treated as a change in the form or timing of payment under section 409A(a)(4) of the Code or an acceleration of payment under section 409A(a)(3) of the Code.

SECTION 2
ELIGIBILITY TO PARTICIPATE

2.1. Selection for Participation in the Plan. Only employees who are in an Eligible Grade Level, who are selected for participation in this Plan by the Executive Vice President, Human Capital (or, for a Section 16 Officer, by the Board of Directors) and who are notified that they are selected for participation shall be eligible to become a Participant in this Plan. The Executive Vice President, Human Capital shall not select any employee for participation unless the Executive Vice President, Human Capital determines that such employee is a member of a select group of management or highly compensated employees (as that expression is used in ERISA).
2.2. Enrollment Requirements. As a condition to participation, each selected employee who is eligible to participate in this Plan as of the first day of a Plan Year shall complete, execute and return to the Executive Vice President, Human Capital or his or her designee an election form prior to the first day of such Plan Year, or such earlier deadline as may be established by the Executive Vice President, Human Capital or his or her designee.
Notwithstanding the foregoing, a selected employee who first becomes eligible to participate in this Plan (and all other like-type plans of the Employers and all Affiliates which are required to be aggregated for purposes section 409A of the Code) after the first day of a Plan Year must complete these requirements within thirty (30) days after such employee first becomes eligible to participate in this Plan, or within such earlier deadline as may be established by the Executive Vice President, Human Capital, in his or her sole discretion, in order to participate for such period. In such event, such employee’s participation in this Plan shall commence as soon as administratively feasible after he or she elects to participate in this Plan, and such employee shall not be permitted to defer under this Plan any portion of the employee’s Base Salary or Incentive Award that are paid (or earned) with respect to services performed prior to the employee’s participation commencement date, except to the extent permissible under section 409A of the Code and the regulations issued thereunder.
Each selected employee who is eligible to participate in this Plan shall commence participation in this Plan only after the employee has met all enrollment requirements set forth in this Plan Statement and required by Executive Vice President, Human Capital, including returning all required documents to the Executive Vice President, Human Capital within the specified time period. Notwithstanding the foregoing, the Executive Vice President, Human Capital or his or her designee shall process such Participant’s deferral elections as soon as administratively feasible after such deferral elections are received by the Executive Vice President, Human Capital or his or her designee.
If an employee fails to meet all requirements contained in this Section 2.2 within the period required, that employee shall not be eligible to participate in this Plan during such Plan Year.
2.3. Special Eligibility Rule For Former Participants. If a Participant terminates employment with the Employer and all Affiliates and such Participant:
(a)     is subsequently reemployed by an Employer as an Eligible Employee, and

(b)	is selected for participation in this Plan by the Executive Vice President, Human Capital (or, for a Section 16 Officer, by the Board of Directors), and
(c)     either

(i)
has been paid all amounts deferred under this Plan (and all other like-type plans of the Employers and all Affiliates which are required to be aggregated for purposes of section 409A of the Code), and on and before the date of the last payment was not eligible to continue (or elect to continue) to participate in this Plan (and all other like-type plans of the Employers and all Affiliates which are required to be aggregated for purposes of section 409A of the Code) for periods after the last payment, or

(ii)
has not been eligible to participate in this Plan (or any other like-type plan of any Employer or Affiliate which is required to be aggregated with this Plan for purposes of section 409A of the Code) at any time during the twenty-four (24) month period ending on the date such employee is selected for participation in this Plan, other than by the accrual of earnings, the Executive Vice President, Human Capital (or, for a Section 16 Officer, the Board of Directors) may designate that such employee shall be allowed to reenter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within thirty (30) days of selection. Such employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. A Participant whose employment is transferred to an Affiliate that has not adopted this Plan (or any other like-type plan which is required to be aggregated with this Plan for purposes of section 409A of the Code) and who otherwise meets the requirements of this Section 2.3 shall be treated as having terminated employment.
2.4. Special Rule For Certain Employees of Acquired Companies. If an employee of any company that is acquired by an Employer or an Affiliate:

(a)	is employed in an Eligible Grade Level,

(b)
has not been eligible to participate in any account balance deferred compensation plan which is required to be aggregated with this Plan for purposes of section 409A of the Code (other than by the accrual of earnings) at any time during the twenty-four (24) month period ending on the date such employee is selected for participation in this Plan, and

(c)	is selected for participation in this Plan by the Executive Vice President, Human Capital (or, for a Section 16 Officer, by the Board of Directors),
the Executive Vice President, Human Capital (or, for a Section 16 Officer, the Board of Directors) may designate that such employee shall be allowed to enter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within thirty (30) days of selection. Such employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2.
2.5. Termination of Participation. If an employee selected for participation in this Plan for one Plan Year is not selected for a subsequent Plan Year, no further deferrals shall be made by or for such employee in that subsequent Plan Year. If an employee selected for participation in this Plan ceases to be a member of a select group of management or highly compensated employees (as that expression is used in ERISA), such employee’s deferral elections shall be cancelled as of the first day of the Plan Year beginning after such employee ceases to be a select group of management or highly compensated employees. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account shall continue to be governed by the terms of this Plan Statement until such time as the Participant’s Account is paid in accordance with the terms of the Plan.
2.6. Special Rule for Overseas Employees. If an employee is compensated by an Affiliate located outside of the United States, and such compensation is paid outside of the United States (an “Overseas Employee”), such employee shall not be eligible to participate in the Plan. If a Participant becomes an Overseas Employee, any compensation paid by such Affiliate shall not be included in his or her Incentive Award, Performance Award or Base Salary for purposes of Section 4, and the last sentence of Section 2.5 shall apply to such Participant as if he or she had ceased to be a member of a select group of management or highly compensated employees. If an otherwise eligible employee ceases to be an Overseas Employee during a Plan Year, and is or becomes employed within the United States in an Eligible Grade Level, and the employee has not been eligible to participate in the Plan, or any other account balance deferred compensation plan maintained by any Employer or Affiliate (other than the accrual of earnings) at any time during the twenty-four (24) month period ending on the date such employee is selected for this Plan, the Executive Vice President, Human Capital (or, for a Section 16 Officer, the Board of Directors) may designate that such employee shall be allowed to enter the Plan as a Participant as of fixed prospective date that is not later than thirty (30) days after selection. Such employee who is selected for participation during a Plan Year shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. Notwithstanding the foregoing, an employee who is compensated both by an Employer located within the United States and an Affiliate located outside of the United States during the same period, may continue to be, or, if otherwise eligible, may become, a Participant, but only compensation paid within the United States shall be included in his or her Incentive Award, Performance Award or Base Salary. For purposes of this Section 2.6, Puerto Rico, and any other territory or possession of the United States that is not subject to the Internal Revenue Code of 1986, shall be considered to be outside of the United States.
2.7. Treatment of Certain Transferred Participants. Optum Medical Services, P.C. is a wholly owned indirect subsidiary of UnitedHealth Group, which sponsors the Optum Partner Services Executive Savings Plan (the “Optum ESP”), a nonqualified deferred compensation plan for the benefit of Optum Medical Services, P.C., and its respective affiliates, all of which are Affiliates as defined in this Plan. The following rules shall apply to transfers of employment between an Employer and any other Affiliate that occurs during a Plan Year:

(a)
If a participant in either this Plan or the Optum ESP is transferred during a Plan Year to the employ of any Employer or Affiliate that has adopted either this Plan or the Optum ESP as of the first day of the Plan Year (the “New Participating Employer”), then the deferral elections made under either this Plan or the Optum ESP shall be applied to compensation paid by the New Participating Employer as follows:

(i)
An election to defer Base Salary for the Plan Year in which such transfer occurs shall be treated as an election to defer the same percentage of the Participant’s Base Salary paid by the New Participating Employer under either this Plan or the Optum ESP for the balance of the Plan Year.

(ii)
An election to defer any incentive compensation paid with respect to a performance period of not more than one year, which performance period either coincides with or is contained with the Plan Year, shall be treated as an election to defer the same percentage of any incentive compensation plan sponsored by the New Participating Employer for a performance period of not more than one year which performance period either coincides with or is contained with the Plan Year, but only if, at the time the participant made the original deferral election he could have made an election to defer such incentive compensation consistent with section 409A (regardless of whether the Plan or Optum ESP would have permitted such an election).

(iii)
If the participant is participating in any long-term incentive plan with a performance period that exceeds one year, and is transferred during such performance period, any election to defer any long-term incentive compensation paid with respect to such performance period, shall be treated as an election to defer the same percentage of any long-term incentive compensation plan sponsored by the New Participating Employer for a performance period that ends on the same date as the original performance period, but only to the extent, at the time the participant made the original deferral election he could have made an election to defer such incentive compensation consistent with section 409A (regardless of whether the Plan or Optum ESP would have permitted such an election).

(iv)
If the participant first became eligible to participate in the Plan or Optum ESP in the Plan Year in which the transfer occurs, and was permitted to make an election because of his initial eligibility, the rules described above shall apply to the remaining portion of the Plan Year, and whether the Employer or Affiliate to which the participant is transferred is a New Participating Employer shall be determined by whether the Employer or Affiliate had adopted either this Plan or the Optum ESP on the date of the participant’s initial eligibility.

(b)
Except as otherwise provided in (a), or as otherwise required by Section 409A of the Code, a participant’s deferral election shall not apply to any compensation paid by any Employer or Affiliate other than the Employer or Affiliate by which he was employed at the time the election was made, provided, however, that:

(i)
To the extent any form of incentive compensation with respect to which a Participant has made a deferral election becomes payable after the Participant’s employment has been transferred to another Employer or Affiliate, it shall be deferred as if the Participant had still been employed by an Employer at the time of payment.

(ii)
Nothing contained herein shall preclude the Administrative Committee (or, for a Section 16 Officer, the Board of Directors) from permitting an Eligible Employee to make a deferral election following a transfer of employment if such election would otherwise be permitted under Section 4.

(c)
Accounts representing compensation deferred under the Optum ESP of a person whose employment is transferred to an Employer may be transferred to this Plan, and the Account balance of a Participant whose employment is transferred to an Affiliate that participates in the Optum ESP may be transferred to the Optum ESP, in both cases in accordance with procedures, and subject to limitations, established by the Administrative Committee; provided, however, that such transfer shall have no effect on the time or form of payment of the amount transferred, except as otherwise permitted by section 409A of the Code.

SECTION 3
401(K) RESTORATION OPTION PLAN

The 401(k) Restoration Option Plan was eliminated effective for Plan Years beginning on or after January 1, 2009. Any amounts deferred under the 401(k) Restoration Option Plan for Plan Years beginning on or after January 1, 2004 and prior to January 1, 2009, and any matching credits on such deferrals shall continue to held in Participants’ Accounts under this Plan and shall be governed by the terms of this Plan Statement until such time as the Accounts are paid in accordance with the terms of the Plan.

SECTION 4
INCENTIVE DEFERRAL OPTION AND
SALARY DEFERRAL OPTION PLAN

4.1. Incentive Deferral Option (for Annual Awards).
4.1.1. Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 100% of such Participant’s Incentive Award. To be effective for an Incentive Award paid during a Plan Year, the deferral election must be received by the Executive Vice President, Human Capital or his or her designee prior to the first day of the Plan Year in which the Incentive Award is earned. Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Executive Vice President, Human Capital. If a Participant first becomes eligible to participate in the Plan after the first day of such Plan Year, the Executive Vice President, Human Capital shall pro rate the Participant’s deferral election by multiplying the Participant’s Incentive Award by the number of days left in the performance period (i.e., Plan Year) as of the date the Participant’s deferral election is received by Executive Vice President, Human Capital or his or her designee, over the total number of days in the performance period. If a Participant receives an in-service distribution for an unforeseeable emergency (pursuant to Section 9.8.2(b)) prior to January 1, 2019, the Participant’s deferral election in effect at the time of such distribution shall be cancelled as soon as administratively practicable following the date such distribution is made. The Participant may not again elect to defer compensation under this Plan until the enrollment period for the Plan Year that ends at least six (6) months after such distribution. If a Participant receives a hardship withdrawal (as defined in Regulation §1.401(k)-1(d)(3)) prior to January 1, 2019, from the UnitedHealth Group 401(k) Savings Plan or any other 401(k) plan maintained by the Employers or an Affiliate, the Participant’s deferral election in effect at the time of such withdrawal shall be cancelled as soon as administratively practicable following the date such withdrawal is made. The Participant may not again elect to defer compensation under this Plan until the enrollment period for the Plan Year that ends at least six (6) months after such withdrawal.
4.1.2. Crediting to Accounts. The Executive Vice President, Human Capital shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of any Incentive Awards under Section 4.1.1. Such amount shall be credited as soon as administratively feasible after the day such Incentive Award would otherwise have been paid to the Participant, and shall be fully vested.
4.1.3. Matching Credits. The Executive Vice President, Human Capital shall cause to be credited to the Account of each Participant an additional matching amount equal to 50% of the amount credited to such Participant’s Account under Section 4.1.2 above. For this purpose, however, deferrals at a rate exceeding 6% of the Participant’s Incentive Award shall be disregarded. Such matching amounts shall be credited as soon as administratively feasible on or after the day the related deferral of the Incentive Award is credited, and shall be fully vested.
4.2. Salary Deferral Option.
4.2.1. Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 80% of such Participant’s Base Salary for a Plan Year. To be effective for a Plan Year, the deferral election must be received by the Executive Vice President, Human Capital or his or her designee prior to the first day of the Plan Year (or such earlier deadline designated by the Executive Vice President, Human Capital). Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Executive Vice President, Human Capital. If a Participant first becomes eligible to participate in the Plan after the first day of such Plan Year, the Participant’s deferral election shall apply with respect to Base Salary paid for services to be performed after the deferral election is received by the Executive Vice President, Human Capital or his or her designee.
If a Participant receives an in-service distribution for an unforeseeable emergency (pursuant to Section 9.8.2(b)) prior to January 1, 2019, the Participant’s deferral election in effect at the time of such distribution shall be cancelled as soon as administratively practicable following the date such distribution is made. The Participant may not again elect to defer Base Salary under this Plan until the enrollment period for the Plan Year that ends at least six (6) months after such distribution. If a Participant receives a hardship withdrawal (as defined in Regulation §1.401(k)-1(d)(3)) prior to January 1, 2019, from the UnitedHealth Group 401(k) Savings Plan or any other 401(k) plan maintained by the Employers or an Affiliate, the Participant’s deferral election in effect at the time of such withdrawal shall be cancelled as soon as administratively practicable following the date such withdrawal is made. The Participant may not again elect to defer Base Salary under this Plan until the enrollment period for the Plan Year that ends at least six (6) months after such withdrawal.
4.2.2. Crediting to Accounts. The Executive Vice President, Human Capital shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of salary or other pay under Section 4.2.1. Such amount shall be credited as soon as administratively feasible after the day such salary or other pay would otherwise have been paid to the Participant, and shall be fully vested.
4.2.3. Matching Credits. Effective for Plan Years beginning on or after January 1, 2009, the Executive Vice President, Human Capital shall cause to be credited to the Account of each Participant an additional matching amount equal to 50% of the amount credited to such Participant’s Account under Section 4.2.2 above. For this purpose, however, deferrals at a rate exceeding 6% of the Participant’s Base Salary shall be disregarded. Such matching amounts shall be credited as soon as administratively feasible on or after the day the related deferral of Base Salary is credited, and shall be fully vested.
4.3. Performance Award Deferral Option (for Long-Term Awards).
4.3.1. Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 100% of such Participant’s Performance Award. To the extent permitted under section 409A of the Code and related Regulations and guidance, the deferral election must be received by the Executive Vice President, Human Capital or his or her designee prior to the first day of the last Plan Year in the performance period (or any later deadline designated by the Executive Vice President which is at least six (6) months before the end of the performance period). Such election shall be irrevocable for the applicable performance period with respect to which it is made once it has been accepted by the Executive Vice President, Human Capital.
If a Participant receives an in-service distribution for an unforeseeable emergency (pursuant to Section 9.8.2(b)) prior to January 1, 2019, the Participant’s deferral election in effect at the time of such distribution shall be cancelled as soon as administratively practicable following the date such distribution is made. The Participant may not again elect to defer all or a portion of a Performance Award under this Plan until the enrollment period for the Plan Year that ends at least six (6) months after such distribution. If a Participant receives a hardship withdrawal (as defined in Regulation §1.401(k)-1(d)(3)) prior to January 1, 2019, from the UnitedHealth Group 401(k) Savings Plan or any other 401(k) plan maintained by the Employers or an Affiliate, the Participant’s deferral election in effect at the time of such withdrawal shall be cancelled as soon as administratively practicable following the date such withdrawal is made. The Participant may not again elect to defer all or a portion of a Performance Award under this Plan until the enrollment period for the Plan Year that ends at least six (6) months after such withdrawal.
4.3.2. Crediting to Accounts. The Executive Vice President, Human Capital shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of any Performance Awards under Section 4.3.1. Such amount shall be credited as soon as administratively feasible after the day such Performance Award would otherwise have been paid to the Participant, and shall be fully vested.
4.3.3. No Matching Credits. No matching amounts shall be credited for deferrals of Performance Awards under Section 4.3.1.
4.4. Employer Discretionary Supplements. Upon written notice to one or more Participants and to the Executive Vice President, Human Capital, the CEO (or, for any Section 16 Officer, the Board of Directors) may (but is not required to) determine that additional amounts shall be credited to the Accounts of such Participants. Such notice shall also specify the date of such crediting. Notwithstanding Section 7, such notice may also establish vesting rules for such amounts, in which case separate Accounts shall be established for such amounts for such Participants.

4.5. Limitation on Deferrals. Notwithstanding any other provision of this Plan Statement, any amount deferred by a Participant from any paycheck shall not exceed the amount that would accommodate current payment of all required withholdings from such paycheck.

SECTION 5
CREDITS FROM MEASURING INVESTMENTS
5.1. Designation of Measuring Investments. Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, each Participant shall designate the following “Measuring Investments,” which shall be used to determine the value of such Participant’s Account (until changed as provided herein):

(a)	One or more Measuring Investments for the current Account balance, and

(b)	One or more Measuring Investments for amounts that are credited to the Account in the future.
The Accounts and such Measuring Investments are specified solely as a device for computing the amount of benefits to be paid by the Employers under the Plan, and the Employers are not required to purchase such investments. The Measuring Investments shall be listed in the enrollment guide for the Plan. Participants may change the Measuring Investment designations for their Accounts as of any business date of the Plan Year.
5.2. UnitedHealth Group Stock as Measuring Investment. The Board of Directors may (but shall not be required to) determine that the Measuring Investments available for election by Participants will include deemed (but not actual) investment in the common stock of UnitedHealth Group, valued at the closing price of UnitedHealth Group common stock as reported on the New York Stock Exchange composite tape on the applicable Valuation Date.
5.3. Operational Rules for Measuring Investments. The Executive Vice President, Human Capital shall adopt rules specifying the Measuring Investments, the circumstances under which a particular Measuring Investment may be elected, or shall be automatically utilized, the minimum or maximum amount or percentage of an Account which may be allocated to a Measuring Investment, the procedures for making or changing Measuring Investment elections, the extent (if any) to which Beneficiaries of deceased Participants may make Measuring Investment elections and the effect of a Participant’s or Beneficiary’s failure to make an effective Measuring Investment election with respect to all or any portion of an Account. Notwithstanding the foregoing, any rules or revision with respect to deemed investment in the common stock of UnitedHealth Group elections by a Section 16 Officer shall be made only by the Board of Directors.

SECTION 6
OPERATIONAL RULES

6.1. Operational Rules for Deferrals. Except as otherwise determined by the Executive Vice President, Human Capital, a Participant’s election to defer compensation under Section 4 shall be “evergreen” and shall remain in effect for subsequent Plan Years unless, prior to such Plan Year, the election is changed or terminated, the Participant is not selected for participation for that subsequent Plan Year, or the Participant’s election was cancelled by reason of the Participant receiving an in-service distribution before the Effective Date for an unforeseeable emergency or a hardship withdrawal from a 401(k) plan. If a Participant’s pay after deferrals is not sufficient to cover pre-tax and after-tax benefit payroll deductions, and tax or other payroll withholding requirements, the Participant’s deferrals shall be reduced to the extent necessary to meet such requirements.
6.2. Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account.
6.3. Adjustment of Accounts. The Executive Vice President, Human Capital shall cause the value of each Account to be increased (or decreased) from time to time for additions distributions, investment gains (or losses) and expenses charged to the Account.
6.4. Accounting Rules. The Executive Vice President, Human Capital may adopt (and revise) accounting rules for adjustment of the Accounts.

SECTION 7
VESTING OF ACCOUNTS

The Account of each Participant shall be fully (100%) vested and nonforfeitable at all times (except for any special vesting rules that apply to Employers discretionary supplements under Section 4.4).

SECTION 8
SPENDTHRIFT PROVISION

Participants and Beneficiaries shall have no power to transfer any interest in an Account nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while it is in the possession or control of the Employers, nor shall the Executive Vice President, Human Capital recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code and section 206(d) of ERISA) before the Account is distributed to the Participant or Beneficiary.
The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof. Any attempt by a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Executive Vice President, Human Capital.

SECTION 9
DISTRIBUTIONS

9.1. Time of Distribution to Participant.
9.1.1. General Rule. Upon Participant’s Separation from Service, or upon a Participant’s Disability occurring prior to January 1, 2020, the Employer shall commence payment of such Participant’s Account (reduced by the amount of any applicable payroll, withholding and other taxes) in the form and at the time designated by the Participant pursuant to Section 9.3. Effective January 1, 2020, payment of the Participant’s Account will not be made upon Disability unless the Participant has had a Separation from Service.

9.1.2. No Application for Distribution Required. A Participant’s Account shall be distributed automatically following the Participant’s Separation from Service, or the Participant’s Disability occurring prior to January 1, 2020. A Participant shall not be required to apply for distribution.
9.1.3. Code § 162(m) Delay. If the Executive Vice President, Human Capital reasonably determines that if a Participant’s Account were distributed at the time otherwise provided in this Section 9, deduction of all or a portion of such distribution would not be permitted due to the application of section 162(m) of the Code (as in effect prior to January 1, 2018), distribution of such portion shall be deferred until the first year in which the Executive Vice President, Human Capital reasonably anticipates, or should reasonably anticipate, that the deduction of such payment will not be barred by application of section 162(m); provided that distributions of all such amounts under the Plan, or any other plan that must be aggregated with this Plan for purposes of section 409A of the Code, are so delayed. Where the payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a separation from service for purposes of Section 9.2(e). No election may be provided to the service provider with respect to the timing of the payment under this Section 9.1.3.
9.1.4. Effect of Reemployment. If a Participant is reemployed by the Employer or an Affiliate after Separation from Service, distribution of the Participant's Account shall be made in the manner described in Section 9.2 and shall not be suspended as a result of the Participant's reemployment.
9.2. Form of Distribution. Distribution of the Participant’s Account shall be made in whichever of the following forms as the Participant shall have designated at the time of his or her enrollment (as described in Section 9.3):

(a)
Lump Sum. In the form of a single lump sum. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, or experienced a Disability prior to January 1, 2020, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year).

(b)
Installments. In the form of a series of five (5) or ten (10) annual installments. If a Participant elects to receive payments in the form of installments, then pursuant to section 409A of the Code and the regulations issued thereunder (and for purposes of the re-election provisions in Section 9.4.3), the series of installment payments shall be treated as the entitlement to a single payment (rather than a series of separate payments).

(i)
General Rule. The amount of the first installment will be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, or experienced a Disability prior to January 1, 2020, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year). The amount of future installments will be determined as soon as administratively feasible following the end of each later Plan Year. The amount of each installment shall be determined by dividing the Account balance as of the Valuation Date as of which the installment is being paid, by the number of remaining installment payments to be made (including the payment being determined). Such installments shall be actually paid as soon as practicable after each such determination (but not later than the last day of the February following such Plan Year).

(ii)
Exception for Small Amounts. This Section 9.2(b)(ii) shall apply only if the first installment is payable on or before December 31, 2018. Notwithstanding anything to the contrary in the other paragraphs of this Section 9, if:

(A)
at the time of the payment of the first installment of any distribution of installments from this Plan or any other account balance deferred compensation plan of Employers or an Affiliate, the combined value of (1) the Participant’s Account in this Plan as of the Valuation Date as of which such first installment is to be determined and (2) the Participant’s post-2004 accounts in all other account balance deferred compensation plans of the Employers or an Affiliate is determined to be equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the calendar year in which such first installment is paid ($18,500 in 2018), and

(B)
all such other account balance deferred compensation plans in which the Participant has an account provide for a mandatory small amount cashout of elective deferrals on the same basis as this Section 9.2(b)(ii), then, the portion of the Participant’s Account in this Plan which is payable in the form of installments shall be distributed to the Participant in a lump sum as soon as practicable after such Valuation Date (but not later than the last day of the February following such Plan Year).

(c)
Five (5) Year Delay, Then Lump Sum. In the form of a single lump sum following the fifth (5th) anniversary of the Participant’s Separation from Service, or the Participant’s Disability occurring prior to January 1, 2020. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the fifth (5th) anniversary of the Participant’s Separation from Service, or the Participant’s Disability occurring prior to January 1, 2020. Actual distribution shall be made as soon as administratively practicable after such determination (but not later than the last day of the February following the Plan Year in which occurs such fifth (5th) anniversary).

(d)
Ten (10) Year Delay, Then Lump Sum. In the form of a single lump sum following the tenth (10th) anniversary of the Participant’s Separation from Service, or the Participant’s Disability occurring prior to January 1, 2020. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the tenth (10th) anniversary of the Participant’s Separation from Service, or the Participant’s Disability occurring prior to January 1, 2020. Actual distribution shall be made as soon as administratively practicable after such determination (but not later than the last day of the February following the Plan Year in which occurs such tenth (10th) anniversary).

(e)
Six-Month Delay. If, however, the Participant is a Specified Employee on the date of the Participant’s Separation from Service, distribution shall be delayed until the first business day of the seventh month following the month in which occurs the Participant’s Separation from Service (or upon the death of the Participant, if earlier). All amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date, and the timing of payment of any subsequent installments shall be determined without regard to this Section 9.2(e).

9.3. Election of Form of Distribution by Participant.
9.3.1. Initial Enrollment. Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, each Participant shall elect at the time of initial enrollment in the Plan whether distribution shall be made (as described in Section 9.2) in either (i) an immediate lump sum, (ii) five (5) or ten (10) annual installments, or (iii) a delayed lump sum following the fifth (5th) or tenth (10th) anniversary of the Participant’s Separation from Service, or the Participant’s Disability occurring prior to January 1, 2020. Such election shall apply with respect to distribution of that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for the Participant’s initial year of participation in the Plan and any investment gains or losses on such deferrals and matching credits (if any). Subject to Section 9.3.3, an initial distribution election shall remain in effect for subsequent Plan Years.
9.3.2. Default Election of Form of Distribution. If a Participant fails to elect a form of distribution at the time of initial enrollment in the Plan, such Participant shall be deemed to have elected that distribution be made in an immediate lump sum as described in Section 9.2(a).
9.3.3. Separate Distribution Elections Permitted for Subsequent Plan Years. An initial or default distribution election made by a Participant shall remain in effect for subsequent Plan Years unless, prior to a subsequent Plan Year, the Participant elects a different form of distribution for that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for such subsequent Plan Year and any investment gains or losses on such deferrals and matching credits (if any). Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, a Participant may elect a different form of distribution for that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for a subsequent Plan Year. To be effective for deferrals and matching credits (if any) for a Plan Year, the new distribution election must be received by the Executive Vice President, Human Capital or his or her designee prior to the first day of the Plan Year (or such earlier deadline designated by the Executive Vice President, Human Capital). If a Participant files a new distribution election with the Executive Vice President, Human Capital pursuant to this Section 9.3.3, such distribution election shall remain in effect for all subsequent Plan Years unless, prior to a subsequent Plan Year, the Participant files another distribution election with the Executive Vice President, Human Capital electing a different form of distribution for that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for such subsequent Plan Year and any subsequent investment gains or losses on such deferrals and matching credits (if any).
9.3.4. Re-Election of Form of Distribution. Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, the Participant may elect from time to time to change the form of payment for a specified portion of the Participant’s Account or to delay payment of a specified portion of the Participant’s Account. Each subsequent distribution election shall be effective as to the specified portion of the Participant’s Account. Notwithstanding the foregoing, any new distribution election shall be disregarded as if it had never been filed (and the prior distribution election shall be given effect) unless the distribution election:

(a)	is filed by a Participant while employed by the Employer or an Affiliate,

(b)	is filed with the Executive Vice President, Human Capital at least twelve (12) months before the Participant’s Separation from Service, Disability occurring prior to January 1, 2020, or death,

(c)
has the effect of delaying payment of the lump sum (or, in the case of installments which are treated as the entitlement to a single payment (and not a series of separate payments), the initial commencement date) under the prior election for at least five (5) years, and

(d)	shall not take effect until at least twelve (12) months after the date it is filed with the Executive Vice President, Human Capital.
A Participant may not make more than two (2) elections pursuant to this Section 9.3.4 with respect to the same portion of the Participant’s Account. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s decision to revise distribution elections. Notwithstanding the foregoing, the Executive Vice President, Human Capital shall interpret all provisions of this Plan relating to the change of any distribution election in a manner that is consistent with section 409A of the Code and the regulations and other guidance issued thereunder. Accordingly, if the Executive Vice President, Human Capital determines that a requested revision to a distribution election is inconsistent with section 409A of the Code or other applicable tax law, the request shall not be effective.
9.4. Payment to Beneficiary Upon Death of Participant.
9.4.1. Payment to Beneficiary When Death Occurs Before Separation from Service. If a Participant dies before Separation from Service or Disability occurring prior to January 1, 2020, such Participant’s Beneficiary will receive payment of the Participant’s Account at the same time and in the same form the Participant would have received if the Participant had experienced a Separation from Service on the date of death.
9.4.2. Payment to Beneficiary When Death Occurs After Separation from Service. If a Participant dies after a Separation from Service, or Disability occurring prior to January 1, 2020, the Participant’s Beneficiary shall receive distribution of the Participant’s Account at the same time and in the same form the Participant would have received it if the Participant had survived.
9.4.3. Beneficiary Not Required to Apply for Distribution. Distribution shall be made to the Beneficiary when the Administrative Committee receives notice of the Participant’s death, without the requirement of an application.
9.4.4. Election of Measuring Investments by Beneficiaries. A Beneficiary of a deceased Participant shall generally have the same rights to designate Measuring Investments for the Participant’s Account that Participants have under Section 5. The Executive Vice President, Human Capital may adopt (and revise) rules to govern designations of Measuring Investments by Beneficiaries. Unless changed by the Executive Vice President, Human Capital, the following rules shall apply:

(a)	The Measuring Investments for the Account of a deceased Participant shall not be changed until the Beneficiary so determines.

(b)	If a deceased Participant has more than one Beneficiary, the unanimous consent of all Beneficiaries shall be required to change Measuring Investments for such Participant’s Account.
9.5. Designation of Beneficiaries.
9.5.1. Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Executive Vice President, Human Capital (or through other means approved by the Executive Vice President, Human Capital), one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Executive Vice President, Human Capital during the Participant’s lifetime.
9.5.2. Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries in which a member survives the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:
(i)    Participant’s surviving spouse;
(ii)    Participant’s surviving issue per stirpes and not per capita;
(iii)    Participant’s surviving parents;
(iv)    Participant’s surviving brothers and sisters; and
(v)    Representative of Participant’s estate.
9.5.3. Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Executive Vice President, Human Capital after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Executive Vice President, Human Capital. A disclaimer shall be considered to be delivered to the Executive Vice President, Human Capital only when actually received by the Executive Vice President, Human Capital. The Executive Vice President, Human Capital shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan. No other form of attempted disclaimer shall be recognized by the Executive Vice President, Human Capital.

9.5.4. Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, subject to the following:

(a)	a legally adopted child and the adopted child’s lineal descendants always shall be lineal descendants of each adoptive parent (and of each adoptive parent’s lineal ancestors);

(b)
a legally adopted child and the adopted child’s lineal descendants never shall be lineal descendants of any former parent whose parental rights were terminated by the adoption (or of that former parent’s lineal ancestors); except that if, after a child’s parent has died, the child is legally adopted by a stepparent who is the spouse of the child’s surviving parent, the child and the child’s lineal descendants shall remain lineal descendants of the deceased parent (and the deceased parent’s lineal ancestors);

(c)
if the person (or a lineal descendant of the person) whose issue are referred to is the parent of a child (or is treated as such under applicable law) but never received the child into that parent’s home and never openly held out the child as that parent’s child (unless doing so was precluded solely by death), then neither the child nor the child’s lineal descendants shall be issue of the person.

“Child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.
9.5.5. Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)
If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)
The automatic Beneficiaries specified in Section 9.5.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)
If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Executive Vice President, Human Capital after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(d)
Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)
Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

The Executive Vice President, Human Capital shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.
9.6. Death Prior to Full Distribution. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Account which is payable to the Beneficiary (and shall not be paid to the Participant’s estate).
9.7. Facility of Payment. In case of minority, incapacity or legal disability of a Participant or Beneficiary entitled to receive any distribution under this Plan, payment shall be made, if the Executive Vice President, Human Capital shall be advised of the existence of such condition:

(a)	to the court-appointed guardian or conservator of such Participant or Beneficiary, or

(b)
if there is no court-appointed guardian or conservator, to the lawfully authorized representative of the Participant or Beneficiary (and the Executive Vice President, Human Capital, in his or her sole discretion, shall determine whether a person is a lawfully authorized representative for this purpose), or

(c)
to an institution entrusted with the care or maintenance of the incapacitated or disabled Participant or Beneficiary, provided such institution has satisfied the Executive Vice President, Human Capital, in his or her sole discretion, that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a person described in (a) or (b) above.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Employers therefor.
9.8. In-Service Distributions.
9.8.1. Pre-Selected In-Service Distributions. Each Participant shall have the opportunity, when enrolling in the Plan for each Plan Year, to elect one (1) or more pre-selected in-service distribution dates for the total amount of the Participant’s Account attributable to deferral and matching credits (if any) for such Plan Year and any subsequent investment gains of losses on such deferrals and matching credits (if any), subject to the following rules:

(a)	Such election shall be made through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital.

(b)
No such distribution shall be made before January 1 of the calendar year that follows the third full Plan Year after the Participant was first eligible to elect a pre-selected in-service distribution from that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for such Plan Year and any subsequent investment gains or losses on such amounts (e.g., the earliest pre-selected in-service distribution date for any deferrals made in 2004 is January 1, 2007).

(c)	A Participant may receive more than one (1) pre-selected in-service distribution in any Plan Year but only if each distribution is attributable to deferrals and matching credits for different Plan

Years. Only one (1) pre-selected in-service distribution may be made in any Plan Year from that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for the same Plan Year.

(d)
A Participant who elects a pre-selected in-service distribution date and subsequently experiences a Separation from Service, or experiences a Disability prior to January 1, 2020, will receive such in-service distribution, if the in-service distribution date is prior to the distribution of the Participant’s total Account.

(e)
Through a voice response system (or other written or electronic means) approved by the Executive Vice President, Human Capital, the Participant may elect to postpone any pre-selected in-service distribution for at least five (5) years. A pre-selected in-service distribution may be postponed only twice. The Participant must file the election with the Executive Vice President, Human Capital at least twelve (12) months before the original scheduled date of distribution. Such election shall not take effect until at least twelve (12) months after the date it is filed with the Executive Vice President, Human Capital.

(f)	Except as provided in paragraph (e) of this Section, a Participant may not cancel or make any change to the time or form of payment of a pre-selected in-service distribution.

(g)
The distribution amount shall be determined as soon as administratively feasible as of a Valuation Date on or after the pre-selected distribution date and shall be actually paid as soon as practicable after such determination.

9.8.2. In-Service Distribution for Unforeseeable Emergency. A Participant who has incurred an unforeseeable emergency may request an in-service distribution while employed from the Participant’s Account if the Executive Vice President, Human Capital determines that such distribution is for one of the purposes described in (b) below and the conditions in (b) below have been satisfied.

(a)
Election. A Participant may elect in writing to receive distribution of all or a portion of the Participant’s Account prior to Separation from Service, or Disability occurring prior to January 1, 2020, to alleviate an unforeseeable emergency (as defined in (b) below). A Beneficiary of a deceased Participant may also request an early distribution for an unforeseeable emergency.

(b)	Unforeseeable Emergency Defined. For purposes of this Section, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from:

(i)
an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(ii)	the loss of the Participant’s property due to casualty, or

(iii)	other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant.
Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. If a severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), (iii) prior to January 1, 2019, by cessation of deferrals under this Plan (at the earliest possible date otherwise permitted under this Plan) or any 401(k) plan, then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan. If a Beneficiary of a deceased Participant requests an early distribution for an unforeseeable emergency, then the references in this definition to “Participant” shall be deemed to be references to such Beneficiary.

(c)
Distribution Amount. The amount of such distribution is limited to the amount reasonably necessary to satisfy the unforeseeable emergency, taking into account any tax payable upon the distribution. The amount of such distribution shall be determined as soon as administratively feasible following the receipt and approval of the request by the Executive Vice President, Human Capital or his or her designee and shall be actually paid as soon as administratively practicable after such determination. If the Participant has elected different times or forms of payment for deferrals from different Plan Years, the allocation of the distribution among Plan Years shall be as determined by the Administrator.

(d)
Suspension Rule. If a Participant receives a distribution due to an unforeseeable emergency (under this Plan or the UnitedHealth Group Legacy Executive Savings Plan) prior to January 1, 2019, the Participant’s deferrals under Sections 3 and 4 will cease as soon as administratively practicable following the date such distribution is made. The Participant may not again elect to defer compensation under this Plan until the enrollment period for the Plan Year that ends at least six (6) months after such distribution.

9.9. Distributions in Cash. All distributions from this Plan shall be made in cash.
9.10 Rule Governing Distribution Elections. The Administrative Committee may make, and revise from time to time, rules and procedures governing the election of distributions, which rules and procedures may limit the right of Participants or Beneficiaries to make and revise such elections. No Participant or Beneficiary shall be considered to have a vested right in the ability to make or revise elections governing the time or form of distribution.

SECTION 10
FUNDING OF PLAN

10.1. Unfunded Plan. The obligation of any Employer to make payments under the Plan constitutes only the unsecured (but legally enforceable) promises of that Employer to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of any Employer. The Employers shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under the Plan. If such a fund, trust or account is established, the property therein that is allocable to a particular Employer shall remain the sole and exclusive property of that Employer. The Employers shall be obligated to pay the cost of the Plan out of their general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the obligation of the Employers to Participants in the Plan and shall not be construed to impose on the Employers the obligation to create any separate fund for purposes of the Plan.
10.2. Corporate Obligation. Neither any officer of any Employer nor the Executive Vice President, Human Capital in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of such Participant’s Employer for such payments as an unsecured, general creditor. After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former

Participant or other person or persons, as the case may be, shall have no further right or interest in any other Plan assets. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of any of the Employers.

SECTION 11
AMENDMENT AND TERMINATION

11.1. Amendment and Termination. The Compensation and Human Resources Committee of the Board of Directors may unilaterally amend the Plan Statement prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and the Board of Directors may terminate this Plan both with regard to persons receiving benefits and persons expecting to receive benefits in the future; provided, however, that:

(a)
No Reduction or Delay. The benefit, if any, payable to or with respect to a Participant, whether or not the Participant has had a Separation from Service, or has had a Disability prior to January 1, 2020, as of the effective date of such amendment, shall not be, without the written consent of the Participant, diminished or delayed by such amendment.

(b)
Cash Lump Sum Payment. To the extent permissible under section 409A of the Code and related treasury regulations and guidance, if the Board of Directors terminates the Plan completely with respect to all Participants, the Board shall have the right, in its sole discretion, and notwithstanding any elections made by Participants, to immediately pay all benefits in a lump sum following such Plan termination.

11.2. Special Rule for Section 16 Officers. Notwithstanding anything in this Plan Statement to the contrary, the Executive Vice President, Human Capital may adopt rules to facilitate compliance with the rules and requirements of the Securities and Exchange Commission, including Section 16 of the Securities and Exchange Act of 1934, as amended, which rules may limit rights under this Plan for Section 16 Officers.
11.3. No Oral Amendments. No modification of the terms of the Plan Statement or termination of this Plan shall be effective unless it is in writing and signed on behalf of the Board of Directors by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan Statement shall be effective to amend the Plan Statement.
11.4. Plan Binding on Successors. UnitedHealth Group shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of UnitedHealth Group), by agreement, to expressly assume and agree to perform this Plan Statement in the same manner and to the same extent that UnitedHealth Group would be required to perform it if no such succession had taken place.
11.5. Certain Amendments. The Executive Vice President, Human Capital may unilaterally amend the Plan Statement to the same extent, and subject to the same limitations, as the Compensation and Human Resources Committee pursuant to Section 11.1; provided, however, that the Executive Vice President, Human Capital shall not adopt any amendment that would materially increase the cost of the Plan, or that is required to be adopted by the Board of Directors or the Compensation and Human Resources Committee in order to comply with the requirements of Section 162(m) of the Code or Section 16 of the Securities Exchange Act of 1934. The determination by the Executive Vice President, Human Capital that he or she is authorized to adopt an amendment shall be presumed correct and any such amendment adopted by Executive Vice President, Human Capital shall be binding on all employees, Participants, Beneficiaries, and other persons claiming a benefit under the Plan.

SECTION 12
DETERMINATIONS - RULES AND REGULATIONS

12.1. Determinations. The Executive Vice President, Human Capital shall make such determinations as may be required from time to time in the administration of the Plan. The Executive Vice President, Human Capital shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.
12.2. Rules, Regulations and Procedures. The Executive Vice President, Human Capital may adopt, and revise from time to time, such rules, regulations and procedures as it deems to be necessary or appropriate for the administration of the Plan. If any rule, regulation or procedure adopted by the Executive Vice President, Human Capital is inconsistent with any provision of the Plan that is administrative or ministerial in nature, including any provision of the Plan that relates to the time or manner for making any election or performing any action, the Plan shall be deemed amended to the extent of the inconsistency.
12.3. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by UnitedHealth Group, the Compensation and Human Resources Committee of the Board of Directors (the “Comp Committee”) or the Executive Vice President, Human Capital pursuant to any provision of the Plan Statement may be signed in the name of UnitedHealth Group, the Comp Committee or the Executive Vice President, Human Capital by any officer who has been authorized to make such certification or to give such notices or consents.
12.4. Original Claim. The claim procedures set forth in this Section 12.4 shall be the exclusive administrative procedure for the disposition of claims for benefits arising under the Plan.
12.4.1. Initial Claim. An individual may, subject to any applicable deadline, file with the Executive Vice President, Human Capital (or, in the case of a Section 16 Officer, the Compensation and Human Resources Committee of the Board of Directors (the “Comp Committee”) a written claim for benefits under the Plan in a form and manner prescribed by the Executive Vice President, Human Capital.

(a)
If the claim is denied in whole or in part, the Executive Vice President, Human Capital (or, in the case of a Section 16 Officer, the Comp Committee) shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)
The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Executive Vice President, Human Capital (or, in the case of a Section 16 Officer, the Comp Committee) determines that special circumstances require an extension of time for determination of the claim, provided that the Executive Vice President, Human Capital (or, in the case of a Section 16 Officer, the Comp Committee) notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

12.4.2. Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)
a description of the claim and review procedures, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

12.4.3. Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Comp Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.
12.4.4. Claim on Review. If the claim, upon review, is denied in whole or in part, the Comp Committee shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)
The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Comp Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Comp Committee notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)
In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)
The Comp Committee’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.4.5. Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the denial;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(e)	a statement of the claimant’s right to bring an action under ERISA section 502(a).
12.4.6. General Rules.

(a)
No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Executive Vice President, Human Capital (or, in the case of a Section 16 Officer, the Comp Committee) may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by The Executive Vice President, Human Capital (or, in the case of a Section 16 Officer, the Comp Committee) the upon request.

(b)
All decisions on original claims for all Participants except Participants who are Section 16 Officers shall be made by the Executive Vice President, Human Capital and all decisions on original claims for all Participants who are Section 16 Officers and all requests for a review of denied claims for all Participants shall be made by the Comp Committee.

(c)
Claimants may be represented by a lawyer or other representative at their own expense, but the Executive Vice President, Human Capital and the Comp Committee reserve the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)
The decision of the Executive Vice President, Human Capital on a claim filed by a Participant who is not a Section 16 Officer and the decision of the Comp Committee on a claim filed by a Participant who is a Section 16 Officer or on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Executive Vice President, Human Capital or the Comp Committee.

(e)
In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)
The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)
The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)
For the purpose of this Section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i)	The Executive Vice President, Human Capital or the Comp Committee may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

(j)
The Executive Vice President, Human Capital and the Comp Committee may permanently or temporarily delegate is responsibilities under this claim procedures to an individual or a committee of individuals.

12.4.7. Special Rules for Disability Claims. In the case of a claim based upon an assertion that the claimant has incurred a Disability, the provisions of this Section shall be revised as follows:

(a)	The ninety (90) period for responding to the claim, as described in Section 12.4.1(a) and the first clause of Section 12.4.1(b) shall be forty-five (45) days.

(b)
The permissible extension period described in Section 12.4.1(b) shall be thirty (30) days. In addition, if a decision on the claim cannot be rendered by the end of the original thirty (30) day extension, the period may be further extended by up to an additional thirty (30) days, subject to the same conditions. Any notice of either a first or second extension, in addition to the disclosures required by Section 12.4.1(b), shall also describe the standards upon which a determination of Disability is based, the unresolved issues that prevent a determination from being made, and any additional information required to resolve such issues, and shall provide the claimant with at least forty-five (45) days to provide the information.

(c)
If the claim is filed after April 1, 2018, the notice of an adverse benefit determination described in Section 12.4.2 will be written in a culturally and linguistically appropriate manner and, in addition to the matters described in Section 12.4.2, will also include the following:

(i)
A copy of any internal rule, guideline, protocol, standard or other criterion that was relied on in making the determination or a statement that such rule, guideline, protocol, standard or other criterion does not exist;

(ii)
If the adverse benefit determination is based on medical necessity, experimental treatment or a similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination made, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge;

(iii)
A discussion of the decision, including an explanation of the basis for disagreeing with or not following the views of the heath care or vocational professional presented by the applicant or obtained by the Plan, or any Social Security Administration disability determination; and

(iv)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(d)	The sixty (60) day period for requesting a review of the adverse benefit determination, as described in Section 12.4.3, shall be one hundred and eighty (180) days.

(e)
Both the initial period of time by which the Comp Committee must respond to a request for review, and the period of time by which the initial period of time may be extended, as described in Section 12.4.4, shall each be forty-five (45) days.

(f)	The review of the claim shall not afford any deference to the initial adverse benefit determination, and the Comp Committee will:

(i)
In reviewing any adverse benefit determination based on a medical judgment, consult with a health care professional who has appropriate training and experience in the medical field involved in the medical judgment, and who will not be an individual who was consulted in connection with the initial determination, nor the subordinate of such individual;

(ii)	Identify any medical or vocational experts whose advice was sought in making the adverse benefit determination; and

(iii)
Provide the claimant, as soon as possible and sufficiently in advance of the date on which a notice of determination on review is required to be provided to give the claimant a reasonable opportunity to respond, any new or additional evidence considered, relied upon, or generated in connection with the claimant’s claim and any new or additional rationales forming the basis of the Comp Committee’s determination on review.

(g)
If the claim is filed after April 1, 2018, the notice of determination on review described in Section 12.4.5 will be written in a culturally and linguistically appropriate manner and, in addition to the matters described in Section 12.4.5, will also include the following information:

(i)
A copy of any internal rule, guideline, protocol, standard or other criterion that was relied on in making the determination, or a statement that such rule, guideline, protocol or other criterion does not exist;

(ii)
If the adverse benefit determination is based on medical necessity, experimental treatment or a similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination made, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge;

(iii)
A discussion of the decision, including an explanation of the basis for disagreeing with or not following the views of the heath care or vocational professional presented by the applicant or obtained by the Plan, or any Social Security Administration disability determination; and

(iv)	A description of any applicable Plan-imposed limitations period, including the calendar date when the limitations period will expire.

(h)
All claims made after April 1, 2018, and the review of adverse benefit determinations with respect to such claims, shall be adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) must not be made based upon the likelihood that the individual will support the denial of benefits.

12.5. Limitations and Exhaustion.
12.5.1. Limitations. No claim shall be considered under these administrative procedures unless it is filed with the Executive Vice President, Human Capital within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Executive Vice President, Human Capital without regard to the merits of the claim. No legal action (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to the Plans after the earlier of:

(a)	two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or

(b)	ninety (90) days after the claimant has exhausted these administrative procedures.
Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods.
12.5.2. Exhaustion Required. The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under the Plans. As to such claims and disputes:

(a)
no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

(b)
in any such legal action all explicit and implicit determinations by the Executive Vice President, Human Capital and the Comp Committee (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

SECTION 13
PLAN ADMINISTRATION

13.1. Officers. Except as hereinafter provided, functions generally assigned to UnitedHealth Group shall be discharged by its officers or delegated and allocated as provided herein.
13.2. Chief Executive Officer. Except as hereinafter provided, the CEO may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or employees, such functions assigned to UnitedHealth Group generally hereunder as the CEO may from time to time deem advisable.

13.3. Board of Directors. Notwithstanding the foregoing, the Board of Directors shall have the authority to terminate the Plan and the exclusive authority to determine eligibility of Section 16 Officers to participate in this Plan under Section 2.
13.4. Executive Vice President, Human Capital. The Executive Vice President, Human Capital shall:

(a)
keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plans; notify the Employers of any action taken by the Executive Vice President, Human Capital and, when required, notify any other interested person or persons;

(b)	determine from the records of the Employers the compensation, status and other facts regarding Participants and other employees;

(c)	prescribe forms to be used for distributions, notifications, etc., as may be required in the administration of the Plans;

(d)	set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of this Plan Statement;

(e)	perform all other acts reasonably necessary for administering the Plans and carrying out the provisions of this Plan Statement and performing the duties imposed on it by the Board of Directors;

(f)	resolve all questions of administration of the Plans not specifically referred to in this section;

(g)
in accordance with regulations of the Secretary of Labor, provide adequate notice in writing to any claimant whose claim for benefits under the Plans has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant; and

(h)
delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are employees of the Employers, such functions assigned to the Executive Vice President, Human Capital hereunder as it may from time to time deem advisable.

If it so determines, the Board of Directors may create a committee and assign any or all duties, authority and responsibilities currently assigned to the Executive Vice President, Human Capital to such committee.
13.5. Delegation. The Board of Directors and the Executive Vice President, Human Capital shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement.
13.6. Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in either Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual rights hereunder or the interest of a person superior to him or her in the organization (as distinguished from the rights of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

13.7. Administrator. UnitedHealth Group shall be the administrator for purposes of section 3(16)(A) of ERISA.
13.8. Service of Process. In the absence of any designation to the contrary by the Executive Vice President, Human Capital, the General Counsel of UnitedHealth Group is designated as the appropriate and exclusive agent for the receipt of process directed to the Plans in any legal proceeding, including arbitration, involving the Plan.
13.9. Expenses. All expenses of administering the Plan shall be payable out of the trust fund established for the Plan except to the extent that the Employers, in their discretion, directly pay the expenses.
13.10. Tax Withholding. The Employer (or its delegee) shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Employer under applicable law with respect to any amount payable under the Plan.
13.11. Certifications. Information to be supplied or written notices to be made or consents to be given by the Executive Vice President, Human Capital pursuant to any provision of this Plan Statement may be signed in the name of the Executive Vice President, Human Capital by any officer who has been authorized to make such certification or to give such notices or consents.
13.12. Errors in Computation or Payment. Neither UnitedHealth Group or the Employer shall be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Employer and used by the Executive Vice President, Human Capital in determining the benefit. The Executive Vice President, Human Capital shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment). To the extent that any Participant or Beneficiary erroneously receives a payment under the Plan that is in excess of the amount that should have been paid (regardless of whether such error resulted from a misstatement by the Participant or Beneficiary, the Participant or Beneficiary shall be required to return the amount of the excess, and the Plan may take any action necessary or appropriate to recover the amount of the excess, including bringing an action against the Participant or Beneficiary, and the person receiving such excess shall be deemed to hold the excess (and any proceeds thereof) in trust for the Plan.

SECTION 14
CONSTRUCTION

14.1. Applicable Laws.
14.1.1. Separate Plans. For purposes of state taxation of benefits under the Plan, the Plan consist of two separate plans: (1) the 401(k) Restoration Option Plan, and (2) the Incentive Deferral and Salary Deferral Option Plan. The purpose of the Plans is to provide retirement income to Participants.
14.1.2. ERISA Status. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly. If any individually contracted supplemental retirement arrangement with any Section 16 Officer is deemed to be covered by ERISA, such arrangement shall be included in the Incentive Deferral Option and Salary Deferral Option Plan but only to the extent that such inclusion is necessary to comply with ERISA.
14.1.3. IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan. The rules of section 409A of the Code shall apply to this Plan to the extent applicable and this Plan Statement shall be construed and administered accordingly. It is expressly intended that for purposes of section 409A of the Code this Plan be considered an account balance plan that consists of amounts deferred at the election of the service provider and amounts deferred other than at the election of the service provider. Notwithstanding the foregoing, neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.
14.1.4. Securities Laws Compliance. If any security of UnitedHealth Group is offered as a Measuring Investment under the Plan, then decisions assigned in this Plan Statement to the Executive Vice President, Human Capital shall instead by made by the Board of Directors to the extent any such decision could affect the interest of any Section 16 Officer in securities of UnitedHealth Group, including without limitation any change in Valuation Dates.
14.1.5. References to Laws. Any reference in the Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.
14.2. Effect on Other Plans. This Plan Statement shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other employee pension benefit or employee welfare benefit plan.
14.3. Disqualification. Notwithstanding any other provision of the Plan Statement or any election or designation made under the Plan, any potential Beneficiary who feloniously and intentionally kills a Participant shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Executive Vice President, Human Capital shall determine whether the killing was felonious and intentional for this purpose.
14.4. Rules of Document Construction.

(a)
Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan Statement and not to any particular paragraph or Section of the Plan Statement unless the context clearly indicates to the contrary.

(b)
The titles given to the various Sections of the Plan Statement are inserted for convenience of reference only and are not part of the Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

(c)
Notwithstanding anything apparently to the contrary contained in the Plan Statement, the Plan Statement shall be construed and administered to prevent the duplication of benefits provided under the Plans and any other qualified or nonqualified plan maintained in whole or in part by the Employers.

14.5. Choice of Law. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Minnesota. Any legal action with respect to the Plan must be brought in the United States District Court for the District of Minnesota, and shall be governed by the procedural and substantive laws of the State of Minnesota, to the extent such laws are not preempted by ERISA, notwithstanding any conflict of laws principles. Each Participant, by agreeing to participate in the Plan, consents to the jurisdiction of such court and to the transfer of any action brought in any other court to the venue of such court, and waives any objection based on the doctrine of forum non conveniens or any related doctrine.
14.6. No Employment Contract. This Plan Statement is not and shall not be deemed to constitute a contract of employment between any Employer and any person, nor shall anything herein contained be deemed to give any person any right to be retained in the employ of the Employer or in any way limit or restrict any such Employer’s right or power to discharge any person at any time and to treat any person without regard to the effect which such treatment might have upon him or her as a Participant in the Plan. Neither the terms of the Plan Statement nor the benefits under the Plan nor the continuance of the Plan shall be a term of the employment of any employee. The Employer shall not be obliged to continue the Plans.

Dated: December 19, 2018	UNITEDHEALTH GROUP INCORPORATED

	By:	/s/ Ellen Wilson
Ellen Wilson Executive Vice President, Human Capital

SCHEDULE I

EMPLOYERS PARTICIPATING
IN THE
UNITEDHEALTH GROUP EXECUTIVE SAVINGS PLAN
Effective as of January 1, 2019

U.S. Domestic Corporations

1.	United Healthcare Services, Inc.

2.	UHC International Services, Inc.

3.	Health Plan of Nevada, Inc.

4.	Sierra Health and Life Insurance Company, Inc.

5.	Southwest Medical Associates, Inc.

6.	Optum Services, Inc.

7.	Optum360 Services, Inc.

8.	PrimeCare Medical Network, Inc.

9.	Monarch Health Plan, Inc.

10.	UnitedHealthcare of Illinois, Inc.

11.	Optum Care, Inc.